                                                                  EXHIBIT (d)(1)




                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                       PECHINEY PLASTIC PACKAGING, INC.,

                             JPS ACQUISITION, INC.

                                      and

                             JPS PACKAGING COMPANY

                                  dated as of

                               October 13, 2000

                                                                                           Page
ARTICLE I        THE OFFER AND MERGER.....................................................   1

     Section 1.1      The Offer...........................................................   1
     Section 1.2      Company Actions.....................................................   3
     Section 1.3      Irrevocable Proxy Agreement.........................................   4
     Section 1.4      Directors...........................................................   4
     Section 1.5      The Merger..........................................................   5
     Section 1.6      Effective Time......................................................   5
     Section 1.7      Closing.............................................................   5
     Section 1.8      Directors and Officers of the Surviving Corporation.................   6
     Section 1.9      Subsequent Actions..................................................   6
     Section 1.10     Stockholders' Meeting...............................................   6
     Section 1.11     Merger Without Meeting of Stockholders..............................   7

ARTICLE II       CONVERSION OF SECURITIES.................................................   7

     Section 2.1      Conversion of Capital Stock.........................................   7

             (a)   Purchaser Common Stock.................................................   7
             (b)   Cancellation of Treasury Stock and Parent-Owned Stock..................   7
             (c)   Conversion of Shares...................................................   7

     Section 2.2      Exchange of Certificates............................................   7

             (a)   Paying Agent...........................................................   7
             (b)   Exchange Procedures....................................................   8
             (c)   Transfer Books; No Further Ownership Rights in Company Common Stock....   8
             (d)   Termination of Fund; No Liability......................................   8

     Section 2.4      Company Option Plans................................................   9
     Section 2.5      Adjustments.........................................................   9

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................  10

     Section 3.1      Organization; Subsidiaries..........................................  10
     Section 3.2      Capitalization......................................................  11
     Section 3.3      Authorization; Validity of Agreement; Company Action................  12
     Section 3.4      Vote Required.......................................................  12
     Section 3.5      No Violations; Consents and Approvals...............................  13
     Section 3.6      SEC Reports and Financial Statements................................  13
     Section 3.7      Absence of Certain Changes or Events................................  14
     Section 3.8      No Undisclosed Liabilities..........................................  14
     Section 3.9      Schedule 14D-9; Offer Documents; Proxy Statement....................  14
     Section 3.10     Employee Benefit Plans; ERISA.......................................  15
     Section 3.11     Litigation..........................................................  16
     Section 3.12     Environmental Protection............................................  17

                                  (continued)

                                                                                          Page
     Section 3.13    Taxes...............................................................  18
     Section 3.14    Labor and Employment Matters........................................  19
     Section 3.15    Compliance With Laws................................................  20
     Section 3.16    Insurance...........................................................  20
     Section 3.17    Contracts...........................................................  20
     Section 3.18    Properties..........................................................  21
     Section 3.19    Permits.............................................................  22
     Section 3.20    Intellectual Property...............................................  22
     Section 3.21    Major Customers.....................................................  23
     Section 3.22    Opinion of Financial Advisor........................................  23
     Section 3.23    Full Disclosure.....................................................  23

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER...............  24

     Section 4.1     Organization........................................................  24
     Section 4.2     Authorization; Validity of Agreement; Necessary Action..............  24
     Section 4.3     No Violations; Consents and Approvals...............................  25
     Section 4.4     Information in the Offer Documents; Proxy Statement; Schedule 14D-9.  25
     Section 4.5     Financing...........................................................  26
     Section 4.6     Purchaser's Operations..............................................  26

ARTICLE V       COVENANTS................................................................  26

     Section 5.1     Interim Operations of the Company...................................  26
     Section 5.2     HSR Act; Foreign Antitrust Laws.....................................  29
     Section 5.4     Reasonable Best Efforts; Consents and Approvals.....................  29
     Section 5.5     No Solicitation.....................................................  30
     Section 5.6     Additional Agreements...............................................  31
     Section 5.7     Publicity...........................................................  31
     Section 5.8     Notification of Certain Matters.....................................  31
     Section 5.9     State Takeover Laws.................................................  31
     Section 5.10    Directors' and Officers' Insurance and Indemnification..............  32
     Section 5.11    Resignations........................................................  32
     Section 5.12    Interim Directors...................................................  32
     Section 5.13    Key Employees.......................................................  32

ARTICLE VI      CONDITIONS...............................................................  33

     Section 6.1     Conditions to Each Party's Obligation to Effect the Merger..........  33

             (a)  Stockholder Approval...................................................  33
             (b)  Statutes; Consents.....................................................  33
             (c)  No Termination.........................................................  33
             (d)  Purchase of Shares in Offer............................................  33

                                 (continued)

                                                                                          Page
     Section 6.2     Conditions to Parent and Purchaser's Obligation to Effect the
                     Merger..............................................................  33

             (a)  Minimum Condition......................................................  33
             (b)  No Government Action...................................................  33
             (c)  Representations and Warranties.........................................  34
             (d)  Compliance.............................................................  34
             (e)  No Material Adverse Effect.............................................  34
             (f)  No Change of Control...................................................  34
             (g)  No Withdrawal of Recommendation........................................  34

ARTICLE VII     TERMINATION..............................................................  35

     Section 7.1     Termination.........................................................  35
     Section 7.2     Effect Of Termination...............................................  36

ARTICLE VIII    MISCELLANEOUS............................................................  37

     Section 8.1     Fees and Expenses...................................................  37
     Section 8.2     Amendment and Modification..........................................  38
     Section 8.3     Nonsurvival of Representations and Warranties.......................  38
     Section 8.5     Interpretation......................................................  39
     Section 8.6     Waivers.............................................................  39
     Section 8.7     Counterparts........................................................  39
     Section 8.8     Entire Agreement; No Third Party Beneficiaries......................  40
     Section 8.9     Severability........................................................  40
     Section 8.10    Governing Law.......................................................  40
     Section 8.11    Jurisdiction........................................................  40
     Section 8.12    No Prejudice........................................................  40
     Section 8.13    Assignment..........................................................  40
     Section 8.14    Headings............................................................  41
     Section 8.15    Specific Performance................................................  41


Defined Term                                                               Page
------------                                                               ----
Acquisition Proposal......................................................  29
affiliate(s)..............................................................  39
Affected Employees........................................................  32
Ancillary Agreements......................................................  12
CERCLA....................................................................  17
Certificate of Merger.....................................................   5
Certificates..............................................................   8
Closing...................................................................   5
Closing Date..............................................................   5
Code......................................................................  15
Company...................................................................   1
Company Agreements........................................................  13
Company Common Stock......................................................   1
Company Material Adverse Effect...........................................  10
Company Material Contracts................................................  20
Company Required Approvals................................................  13
Company Required Consents.................................................  13
Company SEC Documents.....................................................  10
Company SEC Reports.......................................................  13
Confidentiality Agreement.................................................  29
DGCL......................................................................   1
Dissenting Shares.........................................................   9
Effective Time............................................................   5
Employee Option...........................................................   9
Employee Option Plans.....................................................   9
Environmental Lien........................................................  17
Environmental or Safety Requirements......................................   6
Environmental Reports.....................................................  18
ERISA.....................................................................  15
ERISA Affiliate...........................................................  15
Exchange Act..............................................................   2
GAAP......................................................................  14
Governmental Entity.......................................................  13
Hazardous Substances......................................................  17
HSR Act...................................................................  13
Intellectual Property.....................................................  21
Joint Venture.............................................................  11
License Agreements........................................................  21
Lien......................................................................  13
Major Customers...........................................................  22
Merger....................................................................   5
Merger Consideration......................................................   7
Minimum Condition.........................................................   2
Offer.....................................................................   2


Offer Documents...........................................................   2
Offer Price...............................................................   2
Offer to Purchase.........................................................   2
Option Plans..............................................................   9
Options...................................................................   9
Parent....................................................................   1
Paying Agent..............................................................   7
Permits...................................................................  20
Plans.....................................................................  15
Preferred Stock...........................................................  11
Proxy Statement...........................................................   6
Purchaser.................................................................   1
Purchaser Common Stock....................................................   7
Release...................................................................  17
Rights Agreement..........................................................  11
Schedule 14D-9............................................................   3
Schedule TO...............................................................   2
SEC.......................................................................   2
Securities Act............................................................  13
Shares....................................................................   1
Special Meeting...........................................................   6
Stock Option Agreement....................................................   3
Subsequent Offering Period................................................   2
Subsidiary................................................................  10
Superior Proposal.........................................................  30
Surviving Corporation.....................................................   5
Tax.......................................................................  19
Tax Return................................................................  19
Termination Fee...........................................................  37
Trade Secrets.............................................................  21
Transactions..............................................................   1
Trigger Event.............................................................  37
Stock Option Agreement....................................................   4

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2000, by and among Pechiney Plastic Packaging, Inc., a Delaware corporation ("Parent"), JPS Acquisition, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (the "Purchaser"), and JPS Packaging Company, a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by the Parent through the Purchaser upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, it is proposed that the Purchaser make the Offer (as defined below) to acquire all shares of the issued and outstanding common stock of the Company (referred to herein as either the "Shares" or "Company Common Stock") for $7.86 per Share, net to the current shareholders of the Company (collectively, the "Seller") in cash;

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the Merger (as defined below) following the Offer in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the current holders of such Shares and has resolved to recommend that the current holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, the "Transactions"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                             THE OFFER AND MERGER

     Section 1.1 The Offer.

     (a) Provided that this Agreement shall not have been terminated or none of the events set forth in Annex A hereto shall have occurred, as promptly as practicable but not earlier than five business days after the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash all Shares at a price of $7.86 per Share, net to the Seller in cash (such price, or such higher price per Share as shall be paid in the Offer, in the sole discretion of Parent, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares beneficially owned by Parent or the Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. Subject to the prior satisfaction or waiver of the Minimum Condition and the other conditions of the Offer set forth in Annex A, the Purchaser shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered pursuant to the Offer as soon as it is legally permitted to do so under applicable law. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser expressly reserves the right to waive any condition set forth in Annex A hereto. The Purchaser shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, or amend any condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof and not unreasonably withheld). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, in its sole discretion, extend the Offer at any time and from time to time: (i) in no less than 10-day increments, if at the then scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived; (ii) for any period required by any statute or rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or its staff applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; (iv) if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; and (v) from time to time, for an aggregate period of not more than ten (10) business days (for all such extensions under this clause (v)) beyond the latest expiration date that would be permitted under clause (i), (ii), (iii) or (iv) of this sentence. In addition, following expiration of the Offer, the Purchaser may, in its sole discretion, provide a subsequent offering period (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Exchange Act.

     (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO will include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and the Purchaser further agree to cause the Offer Documents to be disseminated to holders of Shares, to the extent required by applicable federal securities laws. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer

Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule TO before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel with any written comments Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written responses thereto.

     (c) If the Purchaser has acquired less than 90% of the Shares, but not less than 50% of the Shares pursuant to the Offer, the parties agree that they shall enter into a Stock Option Agreement (the "Stock Option Agreement"), on customary terms, substantially in the form attached hereto as Exhibit A, pursuant to which the Company shall grant to the Purchaser an option to purchase that number of Shares equal to the number of Shares that, when added to the number Shares owned by the Purchaser and its affiliates immediately following expiration of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis for a per share price that is no higher than the Offer Price.

     Section 1.2 Company Actions.

     (a) Concurrently with the commencement of the Offer and the filing of Tender Offer Statement on Schedule TO set forth in clause (b) of Section 1.1 herein, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iii) of Section 3.3(b) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, the Purchaser and their counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to timely provide Parent, the Purchaser and their counsel in writing with any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any responses thereto.

     (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date determined by the Purchaser, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, and will use such information only in connection with the Offer.

     Section 1.3 Irrevocable Proxy Agreement. Concurrently herewith, George K. Baum Group, Inc., G. Kenneth Baum Revocable Trust and William D. Thomas Trust shall execute an Irrevocable Proxy Agreement (the "Proxy Agreement"), a copy of which is attached as Exhibit B.

     Section 1.4 Directors.

     (a) Promptly upon the purchase of and payment for any Shares by Parent and/or Purchaser and/or any of their subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis), Parent (directly or through the Purchaser, as the case may be) shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of Parent, use its best efforts promptly either to increase the size of its Board of Directors, including by amending the by-laws of the Company if necessary, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board of Directors, and shall use its best efforts to cause Parent's designees to be so elected or appointed at such time. At such time, the Company shall, upon the request of Parent, also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined below) of the Company and (iii) each committee (or similar body) of each such board. The Company shall promptly take all actions, at its expense, required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.4(a), including mailing to stockholders (together with the Schedule 14D-9 if Parent has then provided the necessary information) the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.4(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

     (b) In the event that Parent's designees are elected to the Company's Board of Directors, until the Effective Time (as defined below), the Company shall cause its Board of Directors to have at least three directors who are directors on the date hereof and are neither officers nor employees of the Company (the "Independent Directors"), provided that if any Independent Directors may not serve due to death or disability, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate another person or persons who served as a director on the date hereof to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate three persons to fill such vacancies and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the Company's Board of Directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (iii) take any other action of the Company's Board of Directors under or in connection with this Agreement; provided, that if there shall be no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, such actions may be effected by majority vote of the entire Board of Directors of the Company; and provided, however, that this Agreement may only be terminated by the Company as set forth in Section 7.1 herein.

     Section 1.5  The Merger.

     (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease,
(ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and
(iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL.

     (b) The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

     (c) The By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     Section 1.6 Effective Time. Parent, the Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined below) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     Section 1.7 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern Time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of McDermott, Will & Emery, Chicago, Illinois, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.8 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     Section 1.9 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.10  Stockholders' Meeting.

     (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as reasonably practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders;

          (iii) subject to the applicable provisions of this Agreement, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

          (iv) use its best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL to effect the Merger.

     (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

     Section 1.11  Merger Without Meeting of Stockholders.  Notwithstanding
Section 1.10 hereof, in the event that Parent, the Purchaser or any other Subsidiary of Parent shall hold at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to and/or as a result of the Offer and/or the Stock Option Agreement and/or otherwise, the parties hereto agree, at the request of Parent and subject to Article VI hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                  ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock of the Purchaser (the "Purchaser Common Stock"):

     (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) hereof and other than Dissenting Shares (as defined below)) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the "Merger Consideration"). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2 hereof, without interest.

     Section 2.2  Exchange of Certificates.

     (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c) hereof. Parent will make available to the Paying Agent, as needed, the aggregate Merger Consideration.

     (b) Exchange Procedures. Within ten days after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Paying Agent and shall be in such form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

     (c) Transfer Books; No Further Ownership Rights in Company Common Stock.
At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed (or of which disbursement is not pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration in respect of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law.

     Section 2.3  Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

     (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to share in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

     Section 2.4 Company Option Plans. Parent and the Company shall take all actions necessary to provide that, effective as of the Effective Time, (i) each outstanding employee stock option, stock equivalent right or right to acquire Shares (an "Employee Option") granted under the Company's Long-Term Compensation Plan or any other stock option plan (the "Employee Option Plans"), and each outstanding non-employee director option to purchase Shares (collectively with Employee Options, "Options") granted under the Company's Long-Term Compensation Plan or any other stock option plan (collectively with the Employee Option Plan, the "Option Plans") whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay to such holders of Options, whether or not then exercisable or vested, an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option (which, in the case of any stock equivalent right, shall be zero) and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled. The Company shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof.

     Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of any shares, or any similar transaction or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules delivered to the Company and to Parent simultaneously with the execution of this Agreement (the "Disclosure Schedules"), the Company represents and warrants to Parent and the Purchaser as follows:

     Section 3.1  Organization; Subsidiaries.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" shall mean any material adverse effect on the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the Transactions.

     (b) Schedule 3.1(b) sets forth the name and jurisdiction of incorporation of each of the Company's Subsidiaries. Except as set forth in Schedule 3.1(b), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than two percent of the outstanding equity of the issuing entity. All the outstanding shares of capital stock of each of the Company's Subsidiaries are owned directly or indirectly by the Company free and clear of all liens, options or encumbrances of any kind and all material claims or charges of any kind, and are validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary to any person. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each of the Company and the Company's Subsidiaries, as presently in effect. The term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, of such corporation or entity.

     (c) Each of the Company's Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (d) The Company is not a party to or involved in any Joint Ventures. The term "Joint Venture" of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity of any such entity, other than equity interests held for passive investment purposes that are less than 2% of any class of the outstanding voting securities or equity of any such entity.

     Section 3.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock at a par value of $0.01 per share. As of September 13, (i) 5,558,505 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are issued and held in the treasury of the Company and (iii) 233,100 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Options all of which were with respect to stock options and none were with respect to stock equivalent rights. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or any Subsidiary or affiliate of the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

     (b) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

     (c) Except as set forth in Schedule 3.2(c), the Company has no indebtedness for borrowed money.

     Section 3.3  Authorization; Validity of Agreement; Company Action.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders for the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, other agreements contemplated hereby (the "Ancillary Agreements"), and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby (other than, with respect to the Merger, obtaining any approval of its stockholders as contemplated herein and the filing of the Certificate of Merger as required by the DGCL). This Agreement and the Ancillary Agreements each has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and the Purchaser, as applicable, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement, the Ancillary Agreements, the transactions contemplated by this Agreement and the Ancillary Agreements, including the Offer and the Merger, are advisable, fair to and in the best interests of the stockholders of the Company; (ii) duly and validly approved and taken all corporate action required to be taken by the Board of Directors to authorize the consummation of the Transactions; and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified. The action taken by the Board of Directors of the Company constitutes approval of the Transactions by the Board of Directors of the Company under the provisions of
Section 203 of the DGCL and no other state takeover statute is applicable to the Transactions.

     Section 3.4 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and is only necessary in the event that the number of shares of Company Common Stock tendered pursuant to the Offer represents less than 90% of the issued and outstanding shares of Company Common Stock.

     Section 3.5  No Violations; Consents and Approvals.

     (a) Except as set forth on Schedule 3.5(a), neither the execution, delivery or performance of this Agreement, the Ancillary Agreements or, if applicable, the Stock Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Company Required Approvals (as defined below) and the approval of the stockholders of the Company in connection with the consummation of the Merger, require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) subject to obtaining the Company Required Consents (as defined below), result in an earlier termination, a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, result in a loss of any benefit to which the Company or its Subsidiaries is entitled or give rise to any right of termination, amendment, cancellation or acceleration (or result in the creation of any lien, mortgage, security interest, charge, claim or encumbrance of any kind (collectively, a "Lien"), upon any of the properties or assets of the Company or its Subsidiaries) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement (including, but not limited to, any of the Material Contracts (as defined hereinafter)) or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements") or (iv) subject to obtaining the Company Required Approvals, violate any order, writ, injunction, judgment, decree, statute, law, rule, regulation, ordinance, permit or license applicable to the Company or any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults, Liens and failures to obtain filings, permits, authorizations, consents and approvals, which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) Except as set forth in Schedule 3.5(b), no material declaration, filing, permit, consent, registration or notice to or authorization or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Agreements, the consummation by the Company of the transactions contemplated hereby or thereby or compliance by the Company with any of the provisions hereof or thereof, except for filings, notices, authorizations and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (the "Company Required Approvals"). There are no third party consents required to be obtained under the Company Agreements to consummate the Transactions, except for third party consents set forth on Schedule 3.5(b) hereto (the "Company Required Consents").

     Section 3.6 SEC Reports and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since July 1, 1998 under the Exchange Act or the Securities Act of 1933, as amended ("Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company (including the related notes thereto) included in the Company SEC Reports have been prepared from the books and records of the Company and its consolidated Subsidiaries in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof and for the periods presented therein.

     Section 3.7 Absence of Certain Changes or Events. Except as expressly set forth on any Schedule hereto, since June 30, 2000, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, (ii) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited under Section 5.1 hereof if such section applied to the period between June 30, 2000 and the date of this Agreement.

     Section 3.8  No Undisclosed Liabilities. Except as disclosed on Schedule
3.8 hereto or in the Company's Form 10-Q for the quarter ended June 30, 2000, since June 30, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except such liabilities and obligations that (i) have been incurred in the ordinary course of the Company's business, consistent with its regular practices as in effect on June 30, 2000 and (ii) are consistent with the Company's normal business terms as in effect on June 30, 2000 with respect to employment terms, sales to customers, purchases from vendors or otherwise. Except as set forth on Schedule 3.8 hereto, notwithstanding the preceding sentence, since June 30, 2000, the Company has not made nor committed to make any capital expenditures that impose costs to the Company in excess of $100,000 per capital expenditure or $500,000 in the aggregate and which are not expressly described in the 1999 or 2000 capital expenditure budgets for the Company, copies of which have been provided to Parent.

     Section 3.9  Schedule 14D-9; Offer Documents; Proxy Statement. Neither the
Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Transactions, nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the
Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first mailed to Company stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (or any amendment thereof or supplement thereto), if any, will not, at the date mailed to Company stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied in writing by Parent or the Purchaser expressly for inclusion therein. The Schedule 14D-9, any such other filings by the Company and the Proxy Statement, if any, will comply as to form with the provisions of the applicable federal securities laws and the rules and regulations thereunder.

     Section 3.10 Employee Benefit Plans; ERISA. Schedule 3.10 sets forth all employee benefit programs, plans, or arrangements (including but not limited to employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or any of its ERISA Affiliates (collectively, the "Plans"). Each of the Plans is in compliance with, and at all times has been administered and operated in accordance with, the terms of such Plans and applicable law, except for any failure to so comply, operate or administer the Plans that would not, individually or in the aggregate, result in or be reasonably likely to result in a Company Material Adverse Effect. The Internal Revenue Service has issued a determination letter to the effect that each such Plan which is intended to be "qualified" within meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified (and no circumstances exist that would result in the revocation of any such determination) and each such plan is so qualified. Except as set forth in Schedule 3.10, neither the Company, its Subsidiaries nor the ERISA Affiliates maintains or within the last six (6) years has maintained any plan, program or arrangement subject to Title IV of ERISA (a "Title IV Plan"). No event which constitutes a "reportable event" as defined in
Section 4043 of ERISA has occurred with respect to any Title IV Plan which presents a material risk of the termination or partial termination of any such Plan or would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries. No Title IV Plan has been terminated in connection with which any liability has been incurred which has not been satisfied in full. Full payment has been made, or provision has been made therefor, of all amounts which the Company or any of its Subsidiaries or ERISA Affiliates were required under the terms of the Plans and applicable law to have paid as contributions to such Plans and no Plan which is subject to Part 3 of Subtitle B of the Title I of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company nor any of its Subsidiaries has at any time during the prior six years engaged in any nonexempt prohibited transactions in connection with any Plan (or its related trust) with respect to which the Company, any of its Subsidiaries, or any officer, director or employee of the Company or any of its Subsidiaries, would be subject to either a penalty pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code nor will the consummation of the transactions contemplated by this Agreement constitute such a transaction. Neither the Company nor any of its Subsidiaries has, at any time during the prior six years, incurred any liability under the fiduciary provisions of ERISA. Except for claims for benefits in the ordinary course of business, no claim, action or litigation has been made, commenced or expressly threatened with respect to any Plan that would, if adversely determined, result in a Company Material Adverse Effect.

     Except as set forth in Schedule 3.10, neither the Company nor any of its Subsidiaries or ERISA Affiliates has participated in or contributed to or been required to contribute to any multiemployer plan as defined in Section 3(37) of ERISA at any time during the prior six years, and neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred any liability for withdrawal from any multiemployer plan which has not been satisfied in full. With respect to each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a defined benefit plan qualified under Section 401(a) of the Code and is not a multiemployer plan, on the date of the most recent actuarial valuation, the assets of such Plan available to meet the accrued liabilities of such Plan exceeded the projected benefit obligation with respect to the Plan based on the actuarial assumptions most recently used by the Company with respect to the Plan for financial accounting purposes. With respect to each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a defined benefit plan not qualified under Section 401(a) of the Code and is not a multiemployer plan, the accrued liabilities of such Plan have been properly accrued in the books of the Company in accordance with FASB 87. Except as set forth on Schedule 3.10, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law or (ii) death benefits under any employee pension benefit plan. The Company has delivered to Parent true and correct copies of any agreement, contract or arrangement, and any amendments thereto, that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Except as set forth on Schedule 3.10, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any provision of a Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any current or former employee, officer, director, agent or independent contractor of the Company or any of its subsidiaries, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code). With respect to each Plan, the Company has heretofore delivered or made available to Parent a true and complete copy of the Plan and any amendments thereto, the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with FASB 87. For purposes of this Agreement, "ERISA Affiliate" shall mean, with respect to any trade or business, another trade or business, whether or not incorporated, that is treated under Section 414(b), (c), (m), or (o) of the Code as part of the controlled group of, under common control with, or a member of an affiliated service group including the first trade or business.

     Section 3.11 Litigation. Except as set forth in Schedule 3.11, there is no litigation, arbitration, suit, claim, action, proceeding, investigation or review by or before any Governmental Entity pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries
(i) which, if adversely decided, individually or in the aggregate would or could reasonably be expected to have a Company Material Adverse Effect or (ii) which questions or challenges the validity of this Agreement or any action to be taken by the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the Transactions, and there is no reasonable basis for any such suit, claim, action, proceeding or investigation. Except as set forth in Schedule 3.11, neither the Company nor any of its Subsidiaries is subject to any judgments, awards, decrees, injunctions or orders of any Governmental Entity applicable to the Company or any of its Subsidiaries. As to any litigation, arbitrations, suits, claims, actions, proceedings, investigations and reviews disclosed since June 30, 2000 in the Company SEC Documents, there have not been any significant developments with respect thereto.

     Section 3.12 Environmental Protection. Except as individually or in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect or as is set forth in Schedule 3.12:

     (a) The Company and its Subsidiaries have complied and are in compliance with all applicable Environmental or Safety Requirements. "Environmental or Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all binding agreements in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment (including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release or threatened Release (whether onsite or offsite), control, or cleanup of any Hazardous Substance. "Hazardous Substance" means any hazardous or toxic materials, substances, wastes, mixtures or chemicals (or words of similar import), pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation. "Release" has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state Environmental or Safety Requirements.

     (b) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental or Safety Requirements for the occupation of their facilities and the operation of their business.

     (c) Without regard to whether there is a Company Material Adverse Effect, no underground storage tanks are present at any property or facility currently owned or operated by the Company or its Subsidiaries, and, to the knowledge of the Company and its Subsidiaries, no such tanks were previously abandoned or removed.

     (d) Without regard to whether there is a Company Material Adverse Effect, no asbestos or asbestos-containing materials are present at any property or facility currently owned or operated by the Company.

     (e) Without regard to whether there is a Company Material Adverse Effect, since June 30, 1998, the Company and its Subsidiaries have not received any written notice, report or other information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or investigatory, removal, remedial or corrective obligations, relating to the Company or its Subsidiaries, any of their respective current or former properties and facilities or any current or former offsite properties and facilities used in the business of the Company or its Subsidiaries, and arising under Environmental or Safety Requirements.

     (f) No landfills, surface impoundments, waste piles or other waste management, treatment, storage or disposal areas exist at any property or facility currently owned or operated by the Company or its Subsidiaries.

     (g) The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released, either onsite or offsite, any Hazardous Substance, or owned, operated or used in any facility or property (and no such property or facility is contaminated by any such substance), in such a manner that has resulted in, or, to the knowledge of the Company, will or is reasonably likely to result in, any liabilities of the Company or its Subsidiaries for cleanup, remediation response costs or natural resource damages pursuant to any Environmental or Safety Requirements.

     (h) Neither the Company nor its Subsidiaries have, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for removal, corrective or remedial action, of any other person relating to any Environmental or Safety Requirements.

     (i) No Environmental Lien has attached to any property currently owned, leased or operated by the Company or any of its Subsidiaries. "Environmental Lien" means a lien, either recorded or unrecorded, in favor of any Governmental Entity, relating to any liability arising under Environmental or Safety Requirements.

     (j) Without limiting the foregoing and except as set forth in Schedule 3.12, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its Subsidiaries, or, to the Company's knowledge, any predecessor or affiliate thereof, will prevent, hinder or limit continued compliance by the Company with applicable Environmental or Safety Requirements, give rise to any investigatory, removal, remedial or corrective action or obligations pursuant to Environmental or Safety Requirements, result in an Environmental Lien or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental or Safety Requirements, including without limitation any liabilities relating to the onsite or offsite Release or threatened Release of a Hazardous Substance, personal injury, property damage or natural resource damage.

     (k) The Company has made available to Parent true, complete and correct copies and results of any reports, studies, analyses, tests, monitoring, permits, Notices of Violation and Orders ("Environmental Reports") possessed or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company's or its Subsidiaries' compliance with applicable Environmental or Safety Requirements.

     Section 3.13  Taxes. Except as set forth in Schedule 3.13 hereto:

          Except as set forth in Schedule 3.13 hereto, the Company and its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and its Subsidiaries have paid all

Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; (iii) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings with respect to Taxes or Tax matters relating to the Company or any of its Subsidiaries which, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or such Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; (v) there are no material liens or claims for Taxes upon the assets of the Company or any of its Subsidiaries, other than liens or claims for current Taxes not yet due and payable and liens or claims for Taxes that are being contested in good faith by appropriate proceedings; (vi) neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code;
(vii) neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (viii) neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Offer or the Merger. "Tax" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax. "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

     Section 3.14  Labor and Employment Matters.

     (a) Except as set forth in Schedule 3.14 hereto, since January 1, 1998, neither the Company nor any of its Subsidiaries has been a party to any collective bargaining agreement or other labor agreement with any union or labor organization and there has not, to the knowledge of the Company, been any activity or proceeding of any labor organization or employee group to organize any such employees. Except as set forth in Schedule 3.14; (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement that would have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except as set forth in Schedule 3.14, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act), nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation that could result in a Company Material Adverse Effect.

     (c) Except as set forth in Schedule 3.14(c), there are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries.

     Section 3.15 Compliance With Laws. The Company and its Subsidiaries have complied with all laws and governmental regulations and orders applicable to any of the property owned, leased or used by them, or applicable to their business, except for such non-compliance that, individually or in the aggregate, will not or could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.15, no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries alleging any violation of such laws, regulations and orders, except for such violations that, individually or in the aggregate, will not or which could not reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.16 Insurance. As of the date hereof, the Company and each of its Subsidiaries are, and continually since 1995 have been, insured by insurers, of recognized financial responsibility and solvency. Schedule 3.16 lists all policies of insurance providing coverage in favor of the Company. Except as set forth in Schedule 3.16, all policies of insurance providing coverage in favor of the Company, its Subsidiaries or any of their respective properties and assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

     Section 3.17  Contracts.

     (a) The Disclosure Schedules set forth a complete and correct list of all agreements of the following types to which the Company or any of its Subsidiaries is a party or may be bound (collectively, the "Material Contracts"): (i) employment, severance, termination, consulting and retirement agreements that are not terminable "at will"; (ii) agreements which involve payment by the Company of more than $150,000 or which are not cancelable without penalty by the Company in less than 60 days, (iii) royalty and licensing agreements of the Company acting as a licensor; (iv) agreements with any labor organization or other collective bargaining unit; (v) agreements for the purchase, sale or lease of any real estate; (vi) agreements for the sale of assets material to the operation of the Company's business other than in the ordinary course of business or the grant of any preferential rights to purchase any such material assets; (vii) agreements which contain provisions requiring the Company or any Subsidiary to indemnify any person not entered into in the ordinary course of business consistent with past practice; (viii) joint venture agreements or other agreements involving the sharing of profits; (ix) agreements (including, without limitation, agreements not to compete and exclusivity agreements) that reasonably could be interpreted to impose any restriction on any business operations of the Company or its Subsidiaries, except for agreements containing restrictions that would not have a Company Material Adverse Effect; (x) agreements with each of the Major Customers (as defined hereinafter); or (xi) any other agreements that are material to the conduct of the business of the Company and its Subsidiaries.

     (b) All the Material Contracts are valid and in full force and effect on the date hereof (except to the extent they have previously expired in accordance with their terms) and constitute legal, valid and binding obligations of, and are legally enforceable against, the Company or any of its Subsidiaries which is a party thereto and the other party or respective parties thereto. There have been no threatened cancellations thereof and no outstanding disputes thereunder, except such that would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has performed all the obligations under the Material Contracts required to be performed by the Company and its Subsidiaries to date. The Company is not in default, and to the Company's knowledge, no party is in default, under any of the Material Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, except for defaults which would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all Material Contracts have been delivered to Parent or made available for inspection

     Section 3.18  Properties.

     (a) The Company and each of its Subsidiaries has good and marketable title, in fee simple with respect to real property, to all of its properties and assets (real, personal and mixed, tangible and intangible) free and clear of all Liens, except for the Liens listed on Schedule 3.18(a).

     (b) A list and description of all real property owned or leased to or by the Company or any of its Subsidiaries or in which any of them has an interest is set forth in Schedule 3.18(b) hereto.

     (c) All leases under which the Company leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing default or event which with notice or lapse of time or both would become a default by the Company or, to the Company's knowledge, any party thereto, except such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) The properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all properties and assets necessary to permit the Company and its

Subsidiaries to conduct their businesses in the same manner as their businesses have been conducted prior to the date hereof.

     Section 3.19 Permits. Except as set forth on Schedule 3.19, the Company has all permits, licenses, certificates, approvals, notices, easements, rights-of-way, qualifications and authorizations issued or granted by Governmental Entities necessary to carry on the business of the Company and its Subsidiaries as presently conducted and at each location where such business is being conducted (collectively, the "Permits"), and (i) all such Permits are in full force and effect and are validly held by the Company or a Subsidiary of the Company, (ii) neither the Company nor any of its Subsidiaries has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened, (iii) there are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries under any such Permit, (iv) the Company has no knowledge of any claimed or purported or alleged defaults or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit, and (v) neither the Company nor any of its Subsidiaries has received any written warning, notice, notice of violation or probable violation, statement of deficiencies, notice of revocation, or other written communication from or on behalf of any Governmental Entity that remains unresolved or which has resulted in any restriction on the permissible operations of the Company or any of its Subsidiaries, alleging (A) any violation of any such Permit or of any law, rule or regulation or (B) that the Company or any of its Subsidiaries requires any Permit for the operation of their respective business, as such businesses are currently conducted, that is not currently held by it.

     Section 3.20  Intellectual Property.

     (a) As used herein, the term "Intellectual Property" means all United States and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith, registrations and applications relating to the foregoing; patents, patent applications, mask works, copyrights (including registrations and applications for any of the foregoing); computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets") held for use or used in the business of the Company or its Subsidiaries as conducted as of the date hereof, or as presently contemplated to be conducted and any licenses to use any of the foregoing.

     (b) As used herein, the term "License Agreements" means all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company or any of its Subsidiaries is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue.

     (c) except as set forth on Schedule 3.20, the Company or its Subsidiaries own or have the right to use all Intellectual Property, free and clear of all Liens;

     (d) except as set forth on Schedule 3.20, the Company has not received written notice from any third party regarding any actual or potential infringement or misappropriation by the Company or any of its Subsidiaries of any intellectual property of such third party, and the Company has no knowledge of any basis for such a claim against the Company or any of its Subsidiaries;

     (e) except as set forth on Schedule 3.20, the Company has not received written notice from any third party regarding any material assertion or claim challenging the validity of any Intellectual Property owned or used by the Company or any of its Subsidiaries and the Company has no knowledge of any basis for such a claim;

     (f) neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any Intellectual Property to unaffiliated third parties, or received or been granted any such rights from unaffiliated third parties, other than pursuant to the License Agreements;

     (g) to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries;

     (h) the License Agreements are valid and binding obligations of the Company or of its Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or of its Subsidiaries or, to the knowledge of the Company, the other party thereto, under any such License Agreement; and

     (i) the Company and each of its Subsidiaries takes reasonable measures to protect the confidentiality of Trade Secrets.

     Section 3.21 Major Customers. Except as set forth on Schedule 3.21, to the knowledge of the Company, since January 1, 2000, there has not been any material adverse change in the business relationship between the Company and/or its Subsidiaries, on the one hand, and any of the twenty (20) most significant customers ("Major Customers") of the Company and its Subsidiaries, on the other hand. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice, nor do they have any basis to believe, that any Major Customer intends to terminate its relationship with the Company and its Subsidiaries. From and after the date hereof, neither the Company nor any of its Subsidiaries shall have received notice, nor do they reasonably believe, that any Major Customer intends to terminate its relationship with the Company and its Subsidiaries.

     Section 3.22 Opinion of Financial Advisor. The Company has received an opinion from George K. Baum & Company ("GKB") to the effect that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been, or promptly upon receipt thereof will be, provided to Parent. The Company has been authorized by GKB to permit the inclusion of such opinion in its entirety in the Schedule 14D-9 and Proxy Statement, if any.

     Section 3.23 Full Disclosure. The Company has not failed to disclose to Parent any fact materially adverse to the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole. No representation or warranty in this Agreement (including the schedules hereto) and no statement contained in any document or certificate required by this Agreement to be delivered to Parent or the Purchaser contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     Section 3.24 Cash Balances. At October 3, 2000, the aggregate balances of cash and cash equivalents of the Company less the outstanding aggregate amount of checks and drafts issued by Company was equal to or greater than $2,790,351.

                                  ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:

     Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall mean any material adverse affect on the ability of Parent or the Purchaser to consummate the Offer or the Merger.

     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser and no other corporate action on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.3  No Violations; Consents and Approvals.

     (a) Neither the execution, delivery or performance of this Agreement or, if applicable, the Stock Option Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby or thereby nor compliance by Parent and the Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and the Purchaser, (ii) subject to obtaining the Company Required Approvals, require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien upon any of the properties or assets of Parent or its Subsidiaries) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, judgment, decree, statute, law, rule, regulation, ordinance, permit or license applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults, Liens and failures to obtain filings, permits, authorizations, consents and approvals, which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (b) No material declaration, filing, permit, consent, registration or notice to or authorization or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Stock Option Agreement by Parent and the Purchaser, the consummation by them of the transactions contemplated hereby or thereby or compliance by them with any of the provisions hereof or thereof, except for filings, consents, notices, authorizations and approvals as may be required under, and other applicable requirements of the HSR Act.

     Section 4.4 Information in the Offer Documents; Proxy Statement; Schedule 14D-9. The Offer Documents and any other document required to be filed by Parent or Purchaser with the SEC in connection with the Offer will comply as to form in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder and, on the date filed with the SEC and on the date first mailed to Company stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company for inclusion in the Offer Documents. None of the information supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, if any, or the
Schedule 14D-9 or any other SEC filing made by the Company in connection with the Offer will, at the date mailed to Company stockholders and, in the case of the Proxy Statement, if any, at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.5 Financing. At the time of execution of this Agreement, expiration of the Offer and at the Effective Time, either the Purchaser or an affiliate of Purchaser will make available the funds necessary to purchase all of the Shares pursuant to the Offer and the Merger and to pay all fees and expenses in connection therewith.

     Section 4.6 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, or (ii) as consented to in writing by Parent, after the date hereof, and prior to the Effective Time:

     (a) the business of the Company and each of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall preserve intact its business organization and maintain its existing relations with customers, suppliers, employees, creditors, business partners and others having significant business dealings with them;

     (b) the Company shall not, and shall not permit any of its Subsidiaries to:
(i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or Voting Debt of the Company or any of its Subsidiaries, other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date hereof and disclosed in Section 3.2; (iv) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any Subsidiary of the Company; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any instrument or security which consists of or includes a right to acquire such shares;

     (c) the Company shall not, and shall not permit any of its Subsidiaries to, transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business consistent with past practice and which consist of sales that do not exceed $100,000 per transaction and $500,000 in the aggregate;

     (d) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or publicly propose to acquire or agree to acquire (i) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets outside of the ordinary course of business consistent with past practice;

     (e) the Company shall not, and shall not permit any of its Subsidiaries to
(i) grant any increase in the compensation payable or to become payable, except for increases in the ordinary and usual course of business consistent with past practice and budgeted for in the 2000 budget of the Company, a copy of which has been provided by the Company to the Parent under a separate cover letter on and as of the date of this Agreement (the "2000 Budget"), to employees of the Company or its Subsidiaries or any director or executive officer of the Company or the Company's Subsidiaries; (ii) enter into or adopt any new, or amend or otherwise increase or accelerate the payment or vesting of or otherwise provide for any benefit or amount payable or to become payable under, any bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, or other contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or any of its Subsidiaries; or (iii) enter into any employment, deferred compensation or severance agreement with or grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

     (f) the Company shall not, and shall not permit any of its Subsidiaries to enter into, modify, amend, or renew any contract or agreement unless in the ordinary course of business consistent with past practice, the contract may be terminated upon forty-five days notice, and the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified, or renewed, is or would be less than $150,000 (not to exceed $500,000 in the aggregate);

     (g) the Company shall, and shall cause each of its Subsidiaries to, maintain insurance coverage that in the aggregate is not different from that which is currently in effect;

     (h) the Company shall not, and shall not permit any of its Subsidiaries to:
(i) incur or assume any long-term debt, individually or in the aggregate, or incur or assume any short-term indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company consistent with past practice); or (iii) make any capital expenditures which are not included in the 2000 Budget, other than as set forth in Section 5.1(k);

     (i) the Company shall not, and shall not permit any of its Subsidiaries to, change any of the accounting principles used by it except as required by law, rule, regulation or GAAP;

     (j) the Company shall not, and shall not permit any of its Subsidiaries to, make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, settle or compromise any Tax liability or consent to any waiver of the statute of limitations for any such Tax liability;

     (k) neither the Company nor any of its Subsidiaries shall pay, discharge, satisfy or incur any claims, liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except such liabilities and obligations that (i) have been incurred in the ordinary course of the Company's business, consistent with its regular practices as in effect on June 30, 2000 and (ii) are consistent with the Company's normal business terms as in effect on June 30, 2000 with respect to employment terms, sales to customers, purchases from vendors or otherwise. Notwithstanding the preceding sentence, the Company shall not make nor commit to make to any capital expenditures that impose costs to the Company in excess of $100,000 per capital expenditure or $250,000 in the aggregate, for the thirty day period following the date hereof, or $500,000 in the aggregate, if the Effective Date does not occur within such thirty day period, and which are not expressly described in the 2000 Budget or in the 1999 budget of the Company a copy of which has been expressly approved by the Company's Board of Directors on or prior to the date hereof and provided by the Company to the Parent under a separate cover letter on and as of the date of this Agreement (the "1999 Budget"); provided, however, that notwithstanding the foregoing, the Company shall be entitled to pay on a timely basis all reasonable, documented advisory fees and expenses related to this Agreement and the transactions contemplated hereby;

     (l) the Company shall not, and shall not permit any of its Subsidiaries to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

     (m) the Company shall not, and shall not permit any of its Subsidiaries to, amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased properties or enter into any lease, agreement or arrangement with respect to any real property except for monthly renewals of leases that expire monthly;

     (n) the Company shall, and shall cause each of its Subsidiaries to maintain in effect all existing Permits;

     (o) subject to the other restrictions set forth in this Section 5.1, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective officers, directors, stockholders of the Company holding 2% or more of any class or series of capital stock of the Company (including the Shares), or any persons affiliated with the foregoing, other than such agreements and arrangements as are entered into in the usual, ordinary and regular course of business, consistent with past practice and which have been negotiated on an arms-length basis and are no less favorable to the Company or its Subsidiaries than the Company or such Subsidiary would have obtained from an unaffiliated third party, and provided that the Company shall have scheduled such items pursuant to Schedule 3.7 or, if after the date of this Agreement, the Company shall receive Parent's consent in writing prior to entering into any such affiliate transaction;

     (p) the Company shall not, and shall not permit any of its Subsidiaries to, take, or agree to commit to take, any action that would impair the ability of the Company, Parent or Purchaser to consummate the Offer or the Merger in accordance with the terms hereof or delay such consummation;

     (q) the Company will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty, when read without any exception or qualification to materiality or Company Material Adverse Effect, of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     (r) the Company shall not, and shall not permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to publicly announce an intention to do any of the foregoing.

     Section 5.2 HSR Act; Foreign Antitrust Laws. The Company and Parent shall cooperate with one another and shall take all reasonable actions necessary to prepare and file as soon as practicable, but no later than 10 days following the date hereof, notifications under the HSR Act and any foreign antitrust, investment or competition law or regulation and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any foreign Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any other Governmental Entity in connection with antitrust or competition matters.

     Section 5.3 Access to Information. Upon reasonable prior notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, environmental consultants, counsel, investment bankers, financial advisors and other representatives of Parent and of Purchaser, access, during normal business hours during the period prior to the Effective Time, to all of its offices, properties, books, contracts, commitments and records and such financial and operating data as such representatives of Parent may reasonably request. During the period prior to the Effective Time, the Company shall (and shall cause each of its Subsidiaries) afford to the environmental consultant of Parent access to all of its offices and properties for the purpose of conducting Phase I and Phase II environmental assessments and investigations. Unless otherwise required by law and until the Effective Time, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement, dated August 2, 2000, between the Company and Parent (the "Confidentiality Agreement").

     Section 5.4 Reasonable Best Efforts; Consents and Approvals. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain in a timely manner all necessary waivers (other than waiver by the Purchaser of any of the conditions set forth in Annex A, which waiver shall remain at the sole discretion of the Purchaser), consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each of the Company, Parent and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information determined by their respective counsel to be required under the HSR Act and any foreign antitrust, investment or competition law or regulation and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions determined by their respective counsel to be necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, or to provide any required notice to, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. In no event shall the obligations undertaken under this section require either party to restructure its business or make any divestitures of its business in order to facilitate the Transactions or require either party to comply with this section after the Set Termination Date (as defined below).

     Section 5.5 No Solicitation. From the date hereof until the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries or affiliates shall (and the Company shall use its reasonable best efforts to cause its and each of its Subsidiaries' officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, solicit, participate in, initiate or knowingly encourage discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group (other than Parent or any of its affiliates or representatives) concerning any merger, business combination, tender offer, exchange offer, sale of all or substantially all of its business, assets, capital stock or debt securities or any significant equity or debt investment in the Company or any similar transactions involving the Company (an "Acquisition Proposal"). The Company further agrees that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to customary confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (x) such entity or group has submitted an unsolicited bona fide written proposal to the Board of Directors of the Company relating to any such transaction, (y) such proposal is not subject to any financing contingency, and (z) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the Offer (taking into account all terms and conditions of the proposal, including any break-up fees, expenses, conditions and financing) and the Merger. A proposal meeting all of the criteria in the preceding sentence is referred to herein as a "Superior Proposal." Nothing contained in this Section 5.5 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act. The Company will immediately notify Parent of any Superior Proposal, or if an inquiry is made, will keep Parent fully apprised of all developments with respect to any Superior Proposal, will immediately provide to Parent copies of any written materials received by the Company in connection with any Superior Proposal, discussion, negotiation or inquiry and the identity of the party making any Superior Proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding anything to the contrary contained in this Agreement, only in connection with the valid termination of this Agreement pursuant to Section 7.1(c)(i) hereof, the Board of Directors of the Company may (i) withdraw, modify or change in a manner adverse to Parent or the Purchaser, or propose to withdraw, or propose to modify or change in a manner adverse to Parent or the Purchaser, the approval or recommendation by such Board of Directors of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

     Section 5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

     Section 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall be either a joint press release acceptable to Parent and the Company, or two separate press releases from the Parent and the Company, respectively, and each of them acceptable to both the Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law. Any announcement made prior to filing a Schedule TO with the SEC by the Purchaser shall bear the appropriate legend and otherwise comply with federal securities laws.

     Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement of such party to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.9 State Takeover Laws. If Section 203 of the DGCL or any other state takeover statute becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer or the Merger, then the Board of Directors of the

Company shall, subject to its fiduciary duties, take all action necessary to render such statute inapplicable to all of the foregoing.

     Section 5.10 Directors' and Officers' Insurance and Indemnification. The certificate of incorporation and by-laws of the Surviving Corporation shall contain indemnification provisions that are substantially the same as or superior to the indemnification provisions contained in the current certificate of incorporation and bylaws of the Company. Such indemnification provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. The Parent shall cause the Surviving Corporation to maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time.

     Section 5.11 Resignations. Prior to the Effective Time, the Company shall obtain the resignations, that shall become effective as of the Effective Time, of each director of the Company (other than Parents' designees elected or appointed pursuant to Section 1.4) and, if so requested by Parent, of any director of any of Subsidiary of the Company.

     Section 5.12 Interim Directors. Pursuant to Section 1.4(b) hereof and notwithstanding anything contrary contained in this Agreement, the Company shall take all action necessary to cause a sufficient number of its current directors to continue as Independent Directors of the Company until the Effective Time.

     Section 5.13 Key Employees. At least until the Effective Time, the employment of the employees set forth on Schedule 3.14(c) shall not be terminated by the Company, except for cause (as such term is defined in the respective employees' employment agreements with the Company). At least until the Effective Time, the employment of the two controllers located at each facility of the Company and the corporate controller of the Company shall not be terminated by the Company, except for cause. The Company will not take any action that will cause any of the employees described in this section to terminate their employment with the Company or bring suit against the Company.

     Section 5.14 Termination of 401(k) Plan. Prior to the Closing Date, the Board of Directors of the Company shall adopt a resolution that terminates the JPS Packaging Company Savings Plan ("Savings Plan") as of a date prior to the Closing Date, such resolution to be in such form as is agreed upon between the Company and Parent. The Company shall not adopt prior to Closing another defined contribution plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code and that covers any employee currently eligible to participate in the Savings Plan.

                                  ARTICLE VI

                                  CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law, in order to consummate the Merger;

     (b) Statutes; Consents. No statute, rule, order, decree, regulation, executive order, ruling or temporary or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which, as of the Closing Date, prohibits the consummation of the Merger or otherwise materially limits or restricts ownership or operation of the business of the Surviving Corporation and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time and shall not materially limit or restrict ownership or the operation of the business of the Surviving Corporation;

     (c) No Termination. This Agreement shall not have been terminated in accordance with its terms; and

     (d) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer; provided, that neither the Company nor the Parent or Purchaser shall be entitled to invoke this condition if it shall have been the cause of the failure to purchase shares so tendered and not withdrawn in violation of the terms of the Offer.

     Section 6.2 Conditions to Parent and Purchaser's Obligation to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

     (a)  Minimum Condition.  The Minimum Condition shall have been satisfied.

     (b) No Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any limitations on Parent's and/or Purchaser's ownership or operation (or that of any of their respective Subsidiaries and/or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of the Company and/or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages, (iii) seeking to impose limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

     (c) Representations and Warranties. The representations and warranties, when read without any exception or qualification as to materiality or Company Material Adverse Effect, of the Company or Parent set forth in this Agreement shall be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect;

     (d) Compliance. The Company shall not have breached or failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

     (e) No Material Adverse Effect. There shall not have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

     (f)  No Change of Control. No person, entity or "group" (as defined in
Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of any class or series of capital stock of the Company (including the Shares) (or any person beneficially owning 5% or more of any class or series of capital stock of the Company (including the Shares) on the date of this Agreement shall increase such person's beneficial ownership by 2% or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of this Agreement), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 10% or more of any class or series of capital stock of the Company (including the Shares) (or any person owning 5% or more of any class or series of capital stock of the Company (including the Shares) on the date of this Agreement shall have been granted an option, right or warrant, conditional or otherwise, to increase such person's beneficial ownership by 2% or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of this Agreement); and (ii) no person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

     (g) No Withdrawal of Recommendation. The Company's Board of Directors or any committee thereof (i) shall not have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, this Agreement, or the Merger, (ii) shall have not recommended another proposal or offer,

(iii) shall not have resolved to do any of the foregoing and (iv) shall not have taken a neutral position or made no recommendation with respect to the Transactions.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

     (a) By the mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

     (b) By either of the Board of Directors of the Company or the Board of Directors of Parent:

          (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to January 30, 2001 (the "Set Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Purchaser to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     (c)  By the Board of Directors of the Company:

          (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least three (3) business days prior to terminating this Agreement pursuant to this Section 7.1(c)(i) the Company has provided Parent with written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (B) the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the financial terms of a revised Agreement that are equal or superior to the financial terms of such Superior Proposal; and further provided that simultaneously with any termination of this Agreement pursuant to this Section 7.1(c)(i), the Company shall pay to Parent the Termination Fee (as defined below); and further provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of this Agreement; or

          (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties; or

          (iii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in material breach of this Agreement.

     (d)  By the Board of Directors of Parent:

          (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto as of the expected initial scheduled expiration date of the Offer, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this
     Section 7.1(d)(i) if Parent or the Purchaser is in material breach of this Agreement; or

          (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or

          (iii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock thereunder; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(iii) if it or the Purchaser is in material breach of this Agreement.

     Section 7.2 Effect Of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except for the second sentence of Section 5.3 and all of
Article VIII, each of which shall survive such termination, and there shall be no liability on the part of the Parent, the Purchaser or the Company except (a) for fraud or for breach of this Agreement and (b) as set forth in this Section 7.2 and Section 8.1.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1  Fees and Expenses.

     (a) Except as contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b)  If:

          (i) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof,

          (ii) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii) hereof,

          (iii) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(c)(iii) and prior thereto there shall have been publicly announced another Acquisition Proposal or (II) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(d)(iii) due to a failure to satisfy the Minimum Condition or the conditions contained in paragraphs (h) or (i) of Annex A hereto and Parent shall have reasonably determined that such failure is attributable to there having been publicly announced another Acquisition Proposal, or

          (iv) the Board of Directors of Parent shall, due to a material breach by the Company of any covenant or agreement contained in Section 1.10(a) or
     5.5 of this Agreement, terminate this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii) hereof or (II)(A) the Board of Directors of Parent shall, due to a material breach by the Company of any covenant or agreement contained in this Agreement other than in Section 1.10(a) or 5.5 hereof, terminate this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii) hereof and (B) within one hundred eighty (180) days of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (regardless of the timing of consummation of such Acquisition Proposal) or an Acquisition Proposal shall have been otherwise consummated, then in any such case as described in clause (i), (ii), (iii) or (iv) (each such case of termination being referred to as a "Trigger Event"), the Company shall pay to Parent (not later than two (2) business days after such termination of this Agreement or, in the case of any termination by the Company pursuant to Section 7.1(c)(i) hereof, simultaneously with such termination or, in the case of the circumstances described in clause (iv)(II), not later than simultaneously with the consummation of an Acquisition Proposal) an amount equal to $1.8 million (the "Termination Fee").

     (c) Parent and the Company agree that the agreement contained in Section 8.1(b) is an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay any amounts due under such Section 8.1(b), it shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on any unpaid amounts at the publicly announced prime rate of nine and one-half percent (9.5%) from the date such amount was required to be paid.

     Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.4(b) hereof), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, if any and to the extent required by applicable law, no such amendment, modification or supplement shall (i) reduce or change the Merger Consideration or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (which is confirmed and also delivered by overnight courier service), emailed (which is also delivered by overnight courier service) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Parent or the Purchaser, to:

               Pechiney Plastic Packaging, Inc.
               8770 West Bryn Mawr Avenue
               Mail Suite 06H
               Chicago, IL 60631-3542
               Attention:  Michael Hoover
               Telephone No.: (773) 399- 8000
               Fax No.:  (773) 399-8090
               with a copy to:

               McDermott, Will & Emery
               227 West Monroe Street
               Chicago, Illinois  60606
               Attention:  Robert Bouma
               Telephone No.:  (312) 372-2000
               Fax No.:  (202) 393-5760

               and

     (b)  if to the Company, to:

               JPS Packaging Company
               4200 Somerset Drive
               Suite 209
               Prairie Village, Kansas  66208
               Telephone No.:  (913) 381-0008
               Fax No.:  (913) 381-1733

               with a copy to:

               Bryan Cave LLP
               7500 College Boulevard, Suite 1100
               Overland Park, Kansas  66210-4035
               Attention:  Thomas Van Dyke
               Telephone No.:  (913) 338-7700
               Fax No.:  (913) 338-7777

     Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 13, 2000. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act. The term "knowledge" means, with respect to the Company and/or any Subsidiary of the Company, the knowledge of any of the Company's or its Subsidiaries' executive officers or directors.

     Section 8.6 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. No provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the parties hereto.

     Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 8.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 8.11 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.4 shall be deemed effective service of process on such party.

     Section 8.12 No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

     Section 8.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent, provided that Parent shall guarantee the performance of any such Subsidiary under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.14 Headings. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     Section 8.15 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

                                    *  *  *

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    PECHINEY PLASTIC PACKAGING, INC.


                                    By:
                                       -----------------------------
                                    Name:
                                         ---------------------------
                                    Title:
                                          --------------------------



                                    JPS ACQUISITION, INC.


                                    By:
                                       -----------------------------
                                    Name:
                                         ---------------------------
                                    Title:
                                          --------------------------


                                    JPS PACKAGING COMPANY

                                    By:
                                       -----------------------------
                                    Name:
                                         ---------------------------
                                    Title:
                                          --------------------------

                                    ANNEX A
                        CONDITIONS TO THE TENDER OFFER


     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or any foreign antitrust, investment or competition law or regulation has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this Agreement and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

     (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any limitations on Parent's and/or the Purchaser's ownership or operation (and/or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent and/or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent and/or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages, (iii) seeking to impose limitations on the ability of the Purchaser, or rendering the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions) or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

     (d) any of the representations and warranties of the Company set forth in this Agreement, when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect;

     (e) any litigation, arbitration or suit shall have commenced questioning or challenging the validity of the Merger Agreement or any action to be taken thereunder or in connection therewith or asserting any breach of duty or lack of fairness relating to the Merger Agreement or any action to be taken thereunder or in connection therewith; or seeking to enjoin any such action;

     (f) the Company shall have breached or failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

     (g) there shall have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

     (h) the Merger Agreement shall have been terminated in accordance with its terms;

     (i) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of any class or series of capital stock of the Company (including the Shares) (or any person beneficially owning 5% or more of any class or series of capital stock of the Company (including the Shares) on the date of the Agreement shall increase such person's beneficial ownership by 2% or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of this Agreement), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 10% or more of any class or series of capital stock of the Company (including the Shares) (or any person owning 5% or more of any class or series of capital stock of the Company (including the Shares) on the date of this Agreement shall have been granted an option, right or warrant, conditional or otherwise, to increase such person's beneficial ownership by 2% or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of this Agreement); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company;

     (j) the Company's Board of Directors or any committee thereof (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, this Agreement, or the Merger, (ii) shall have recommended another proposal or offer, (iii) shall have resolved to do any of the foregoing or (iv) shall have taken a neutral position or made no recommendation with respect to the Transactions; or

     (k) all holders of Options shall have executed agreements under which the Options shall be deemed to be cancelled as of the Effective Time in consideration of the holder receiving with respect to each Option an amount equal to the product of (i) the excess, if any, of the Offer Price over the exercise price of each such Option (which, in the case of any stock equivalent right, shall be zero) and (ii) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes);

which in the sole judgment of Parent or the Purchaser, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.